                                                                   Exhibit 10.61

                            STOCK PURCHASE AGREEMENT

      This stock purchase agreement (this "Agreement") is dated as of June 1, 2001 and is between Steve Blechman, an individual residing at 11 White Pine Lane, Poquott, New York 11733 (the "Purchaser"), and Twin Laboratories Inc., a Utah corporation with its principal place of business at 150 Motor Parkway, Hauppauge, New York 11788 (the "Seller"). All capitalized terms used herein shall have the meaning set forth in Exhibit A to the Agreement.

      The Seller is the beneficial owner of ten (10) shares of common stock, par value $0.01 per share (the "Common Stock") of Advanced Research Press, Inc., a New York corporation with its principal place of business at 150 Motor Parkway, Hauppauge, New York 11788 ("ARP"), which Common Stock represents all the issued and outstanding common stock of ARP;

      The Purchaser is the Chief Executive Officer, President and a director of ARP and in such capacity, the Purchaser has maintained the day-to-day responsibility for the operations and management of ARP;

      The Purchaser is also an Executive Vice President and a member of the board of directors of the Seller, Twinlab Corporation, a Delaware corporation ("Twinlab Corporation"), Bronson Laboratories, Inc., a Delaware corporation, Health Factors International, Inc., a Delaware corporation and a Vice President of Twinlab FSC, Inc. a Barbados corporation (collectively, the "Executive Positions"); and

      The Purchaser and the Seller entered into a Letter of Intent, dated May 22, 2001 (the "Letter of Intent") pursuant to which the Purchaser agreed to purchase the Common Stock from the Seller upon the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK

      1.1 Purchase and Sale of Stock; Adjustments.

            (a) Subject to the terms of this Agreement, on the date hereof, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Common Stock, for an aggregate purchase price of One Million Dollars ($1,000,000), in cash (the "Purchaser Price").

            (b) In addition to the Purchase Price, within thirty-one (31) days after the Effective Date (the "Pre-paid Expenses Resolution Date"), the Seller shall deliver to the Purchaser a certificate (the "Pre-paid Expenses Certificate") indicating the amount of the Pre-paid Expenses. The amount of such Pre-paid Expenses shall be delivered by the Purchaser to the Seller within thirty (30) Business Days after the Pre-paid Expenses Resolution Date; provided, however, that if the Purchaser reasonably disputes the computation of the Pre-Paid Expenses set forth in the Pre-paid Expenses Certificate, the Purchaser shall give written notice to the Seller within five (5) Business Days after the Pre-paid Expenses Resolution Date, setting forth the Purchaser's computation of the Pre-Paid Expenses (the "Purchaser Dispute Notice"), and within five (5) Business Days thereafter, the Seller and the Purchaser will attempt in good faith to agree on the amount of the Pre-Paid Expenses. To the extent the parties cannot agree on the amount of the Pre-paid Expenses within five (5) Business Days after receipt of the Purchaser Dispute Notice, the items remaining in dispute shall be submitted for resolution to Deloitte & Touche, LLP ("Deloitte"). Any fees and expenses of Deloitte in resolving such dispute shall be shared equally by the Seller and the Purchaser. The Seller and the Purchaser shall be bound by the computation of such items as determined by Deloitte, who shall make any such determination within thirty (30) Business Days after submission of the remaining disputed items.

      1.2 Closing. The parties shall hold the closing of the Purchaser's purchase of the Common Stock (the "Closing") at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, on the date hereof, or at such other date or place that the parties agree to in writing.

      1.3 Payment and Delivery.

            (a) At the Closing, the Seller shall deliver the following to the
Purchaser:

                  (1) a certificate or certificates representing the Common Stock together with stock powers separate from the certificates duly executed by the Seller in blank and sufficient to convey to the Purchaser good and marketable title to all of the Common Stock free and clear of any and all Liens;

                  (2) an executed counterpart to this Agreement and the Transition Services Agreement;

                  (3) a fairness opinion from Berkery, Noyes and Co., addressed to the Seller and dated the date hereof;

                  (4) a consent from The CIT Group/Business Credit, Inc. to the sale of the Common Stock, including documentation necessary to release any security interest in the ARP Property or the Common Stock;

                  (5) documentation necessary to transfer to the Purchaser good, valid and legal title to the ARP Property, including but not limited to codes, identification numbers or other materials necessary to operate or utilize the ARP Property, free and clear of any Liens, except for those contained in any documentation to which ARP is a party or as otherwise set forth in Exhibit B;

                  (6) a good standing certificate of ARP dated on or about the date hereof;

                  (7) documentation evidencing the resignation of all executive officers and directors of ARP as of the date hereof, except the Purchaser;

                  (8) copies of the articles of incorporation, bylaws and stock transfer ledger of ARP;

                  (9) an officer's certificate of the Seller, as applicable, stating that the sale of the Common Stock to the Purchaser is permitted under the terms of the Indenture between the Seller and Fleet National Bank dated as of May 6, 1996; and

                  (10) with respect to the approval of the transactions contemplated hereby (i) a copy of the unanimous written consent of the Board of Directors of Twinlab Corporation dated as of the date hereof setting forth the authorized resolutions adopted by Twinlab Corporation and (ii) a written consent of the Seller, as the sole shareholder of ARP.

            (b) At the Closing, the Purchaser shall deliver the following to the
Seller:

                  (1) the Purchase Price, by wire transfer, to one or more bank accounts designated to the Purchaser by the Seller in writing;

                  (2) an executed counterpart to this Agreement and the Transition Services Agreement; and

                  (3) a letter, dated the date hereof, from the Purchaser, stating that the Purchaser is resigning, effective the date hereof, from each Executive Position other than as a director of Twinlab Corporation.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

      2.1 Representations of the Seller. The Seller hereby represents and warrants to the Purchaser as follows:

            (a) Due Organization. ARP is a corporation validly existing and in good standing under the laws of the State of New York with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

            (b) Ownership of Securities.

                  (i) The Seller owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer the Common Stock, free and clear of any and all Liens of any kind or nature whatsoever. The Common Stock constitutes all of the issued and outstanding capital stock of ARP. There are no voting trusts, shareholder agreements or any other Contracts or understandings to which ARP, the Seller or any of its Affiliates is a party with respect to the sale or transfer of the Common Stock.

                  (ii) There are no outstanding securities of the Seller, including without limitation debt securities, common or preferred stock, options, warrants, rights or other securities convertible or exercisable into, or exchangeable for, capital stock of ARP.

            (c) Authority; No Conflict.

                  (i) The Seller has the corporate power and authority to execute and deliver this Agreement and the Transition Services Agreement, to consummate the other transactions contemplated hereby and thereby and to perform its obligations under this Agreement and the Transition Services Agreement. This Agreement and Transition Services Agreement have been duly authorized and approved, executed and delivered by the Seller and have been duly authorized and approved by the Seller's sole shareholder and constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

                  (ii) The Seller's execution and delivery of this Agreement and the Transition Services Agreement and performance of its obligations under this Agreement and the Transition Services Agreement do not, to the Seller's reasonable knowledge (A) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of the Seller or ARP under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which the Seller or ARP is a party or by which any properties or assets of the Seller or ARP are bound, or
(B) violate any Law or Order currently in effect to which the Seller or APR is subject. Notwithstanding the foregoing, the Seller's knowledge and opinion herein is exclusive of any obligations of ARP with respect to its publishing activities.

            (d) Post-Closing Obligations. Since January 1, 2001, the Seller has not (i) taken any action or entered into any agreement, whether oral or in writing, with any Person, to compromise, forgive or modify any obligation (in an amount which individually or in the aggregate exceeds $5,000) of ARP after the date hereof or (ii) entered into any agreement to which ARP is not a party that creates an obligation or claim against ARP following the Closing.

            (e) Rights of Third Parties. The Seller has not granted any right, option or license to any Person in connection with the assets of APR; provided, however, that ARP entered into an agreement, attached hereto as Exhibit E, to make royalty payments to the American Botanical Counsel with respect to sale of the "Consumer's Guide to Herbal Medicine."

      2.2 Representations of the Purchaser. The Purchaser hereby represents to the Seller as follows:

            (a) Authority; No Conflict.

                  (i) The Purchaser has the power and authority to execute and deliver this Agreement and the Transition Services Agreement, to consummate the other transactions contemplated hereby and thereby and to perform his obligations under this Agreement and the Transition Services Agreement. This Agreement and Transition Services Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights in general, or by general principles of equity.

                  (ii) The Purchaser's execution and delivery of this Agreement and the Transition Services Agreement and the performance of his obligations under this Agreement and the Transition Services Agreement do not (A) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of the properties or assets of the Purchaser under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which the Purchaser is a party or by which any properties or assets of the Purchaser are bound, or (B) violate any Law or Order currently in effect to which the Purchaser is subject.

            (b) Consents. The Purchaser is not required to obtain the Consent of any Person, including the Consent of any party to any Contract to which the Purchaser is a party, in connection with execution and delivery of this Agreement and performance of his obligations under this Agreement.

            (c) Pre-Closing Obligations. Since January 1, 2001, the Purchaser has not (i) taken any action or entered into any agreement, whether oral or in writing, with any Person, to compromise, forgive or modify any obligation, which individually or in the aggregate exceeds $5,000, of ARP or the Seller prior to the date hereof or (ii) entered into any agreement to which the Seller is not a party that creates an obligation or claim against the Seller prior to the date hereof.

            (d) Relinquishment of Books and Records. Except for the ARP Property and any materials received by the Purchaser in his capacity as a director of Twinlab Corporation, the Purchaser has returned to the Seller all property owned by the Seller or any of its Affiliates that was made available to and was in the possession or control of the Purchaser in connection with and during the term of the Purchaser's employment in the Executive Positions, including, but not limited to any and all files, correspondence, memorandum, financial data, and other materials or documents and any and all library books or other materials purchased by ARP or the Seller.

            (e) Investment Representations of the Purchaser.

                  (i) The Common Stock is being acquired by the Purchaser for its own account, and not for any other Person, for investment only and with no intention of distributing or reselling (and the Purchaser will not distribute or resell) the Common Stock or any part thereof or interest therein in any transaction that would violate the securities Laws of the United States of America, or any state, or any other jurisdiction without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Common Stock under an effective registration statement or applicable exemption from registration under the Securities Act and any applicable state or other securities Law, subject to this Agreement and any other Contract to which the Purchaser is a party. The Purchaser has no Contract or arrangement with any Person to sell, transfer or pledge to such Person the Common Stock, any interest therein, or any part thereof, and such Purchaser has no present plans to enter into any such Contract or arrangement.

                  (ii) The Purchaser is an accredited investor as that term is defined in Rule 501 under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Common Stock. The Purchaser is able to bear the risks associated with an investment in the Common Stock.

                  (iii) The Purchaser has read this Agreement and Twinlab Corporation's SEC Reports and fully understands the terms under which the Common Stock is being sold to the Purchaser pursuant hereto. The Seller has made available to the Purchaser the opportunity to ask questions of and receive answers from the Seller concerning the Seller and the terms and conditions under which the Common Stock will be sold to the Purchaser and to obtain any additional information which the Seller may possess or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information furnished in connection with this Agreement or in response to any request for information. The Purchaser is satisfied with such answers and information.

                  (iv) The Purchaser agrees that, so long as required by Law, certificates evidencing the Common Stock and any securities issued in exchange for or in respect thereof shall bear a legend to the following effect:

                    "THE SECURITIES REPRESENTED BY THIS
                    CERTIFICATE HAVE NOT BEEN REGISTERED
                    UNDER THE SECURITIES ACT OF 1933, AS
                    AMENDED (THE "SECURITIES ACT"), OR THE
                    SECURITIES LAWS OF ANY STATE AND MAY NOT
                    BE SOLD OR OTHERWISE DISPOSED OF EXCEPT
                    PURSUANT TO AN EFFECTIVE REGISTRATION
                    STATEMENT UNDER THE SECURITIES ACT AND
                    APPLICABLE STATE SECURITIES LAWS OR
                    PURSUANT TO AN APPLICABLE EXEMPTION FROM
                    THE REGISTRATION REQUIREMENTS OF THE
                    SECURITIES ACT AND SUCH LAWS."

                        ARTICLE III

              COVENANTS AND OTHER ARRANGEMENTS

      3.1 Seller's Employment Agreement.

            (a) The Purchaser and the Seller are parties to an employment agreement, dated January 1, 2000, attached hereto as Exhibit D (the "Employment Agreement"). Except as otherwise set forth herein, the Seller and the Purchaser agree that the Employment Agreement, and the benefits derived thereunder, shall be terminated as of the date hereof; provided, however, that the Seller and the Purchaser agree that the provisions set forth in Sections 5, 6, 7, 10(a), 10(b), 10(i) and 10(k) of the Employment Agreement are valid, binding and enforceable and shall survive the termination of the Employment Agreement after the date hereof for the periods set forth and upon the same terms and conditions as set forth therein, including, without limitation, the payment of the Purchaser's Base Salary in accordance with the terms set forth in Section 5. The parties also agree that the Purchaser shall be entitled to receive any potential bonus for 2001, with the amount determined in accordance with Section 3(b) of the Employment Agreement on the basis that the financial results of Twinlab Corporation for the first five (5) months of 2001 will be annualized in determining the Purchaser's eligibility to receive a bonus.

            (b) Notwithstanding the foregoing, so long as the Purchaser remains a member of the board of directors of Twinlab Corporation, the Purchaser shall be entitled to receive compensation for serving as a director in accordance with the terms and conditions of the Outside Director Plans as in effect from time to time after the date hereof.

            (c) If the Purchaser is not in breach of the non-competition provision set forth in Section 5 of the Employment Agreement:

                  (i) the Seller waives the scope of the non-competition provision set forth therein solely to the extent necessary to permit the Purchaser to publish MD or any other books, magazines, web sites or other media consistent with past practice in the ordinary course of the business of ARP;

                  (ii) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not directly or indirectly manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee, investor in, any business or other enterprise that publishes any catalog, direct mail order or other related publication, book, magazine, web site or other media that sells or distributes or purports to sell or distribute vitamins, minerals, nutritional supplements (including, without limitation, amino acids and proteins), herbal products, phytonutrients, herb teas or food bars or any other products that are produced, sold and/or distributed by Twinlab Corporation or any of its Subsidiaries as of the date hereof or any other business engaged in or being developed by Twinlab Corporation or any of its Subsidiaries, or being actively considered by management of Twinlab Corporation or any of its Subsidiaries as of the date hereof; and

                  (iii) the Purchaser shall be permitted to make investments in and enter into agreements with other Persons; provided, however, that any such investments or agreements entered into between the Purchaser and such Person are consistent with the provisions set forth in this Section 2.1(c) and do not conflict with or violate any other terms of this Agreement or the provisions of
Section 5 of the Employment Agreement.

            (d) During the term of the non-competition provisions set forth in
Section 5 of the Employment Agreement, and provided that the Purchaser is not in breach of such provisions, the Seller agrees to arrange for the Purchaser's medical coverage to the extent so authorized under the Purchaser's Medical Coverage Plans as in effect from time to time and on the same terms and conditions comparable to those generally provided to employees of the Seller on the date hereof.

            (e) In addition to the foregoing, by virtue of the termination of the Employment Agreement, as of the date hereof, the Purchaser agrees to forego any and all of his right to a car allowance and agrees to promptly return to the Seller the automobile (Lease No. 01-0002-578872) or any contractual rights thereto, including, without limitation, the lease.

      3.2 Retained Liabilities of ARP. Notwithstanding the sale of the Common Stock to the Purchaser, the Seller shall retain the liabilities of ARP (the "Retained Liabilities") set forth in Schedule 3.2 hereto.

      3.3 Retained Assets of ARP.

            (a) Notwithstanding the sale of the Common Stock to the Purchaser, all accounts receivables (including any inter-company receivables) and revenues that are derived from (i) the publication of MD and any other publication of ARP prior to the date hereof and (ii) the publication of the July and August 2001 issues of MD (whenever any such revenues or other amounts are realized in respect of such publications) are being retained by the Seller and are not being sold, transferred, assigned, conveyed or delivered by the Seller to the Purchaser by reason of the purchase and sale of the Common Stock hereunder or otherwise.

            (b) Notwithstanding the foregoing, the parties agree, for purposes of this Section 3.3, that as of the date hereof, MD has twelve thousand (12,000) customers on its subscription list. The parties further agree that as of the date hereof, the average fulfillment obligation of ARP to such customers is six
(6) months (6 issues of MD) at a fulfillment cost per issue of one dollar ($1.00), for a total cost of seventy two thousand dollars ($72,000). Each party agrees to contribute equally to this subscription fulfillment obligation. Accordingly, the Purchaser will be entitled to a thirty six thousand dollar ($36,000) credit with respect to the invoices rendered by the Seller in accordance with the terms of the Transition Services Agreement.

            (c) After the Closing, the Purchaser agrees to deliver to the Seller any and all Misdirected Funds and to perform any and all acts as reasonably requested by the Seller to minimize the occurrence of Misdirected Funds. Any Misdirected Funds shall be received in trust for the benefit of the Seller, and shall be promptly delivered to the Seller in the exact form received (except for endorsement of instruments in favor of the Seller, as directed by the Seller).

      3.4 Non-Disparagement.

            (a) The Purchaser agrees not to (i) in any way publicly disparage the Seller, its Subsidiaries, their Affiliates, their shareholders or any of the Seller's past, present, and future officers, directors, or employees, (ii) cause embarrassment or public humiliation to such entities or persons or (iii) make any public statement or take any action that is adverse, inimical or otherwise detrimental to the interests of such entities or persons, except to the extent required by applicable law.

            (b) The Seller agrees not to (i) in any way publicly disparage the Purchaser or ARP, (ii) cause embarrassment or public humiliation to such entities or persons or (iii) make any public statement or take any action that is adverse, inimical or otherwise detrimental to the interests of such entities or persons.

      3.5 Material Non-Public Information. The Purchaser hereby acknowledges that he is aware (and that any Representative of the Purchaser who has been apprised of this matter has or will be advised) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

      3.6 Statements about Products of Twinlab Corporation. The Purchaser agrees that in future issues of MD, or any other publication produced or distributed by ARP or its Affiliates, the Purchaser shall not discuss and shall cause any and all employees of ARP or its Affiliates not to discuss, any products manufactured or sold by Twinlab Corporation or any of its Subsidiaries in a manner that would violate any legal or regulatory obligations of Twinlab Corporation or any of its Subsidiaries, if such statement were made by Twinlab Corporation or any of its Subsidiaries itself. In particular, the benefits of a product of Twinlab Corporation or any of its Subsidiaries shall only be discussed if such benefits are scientifically substantiated.

      3.7 Further Assurances.

            (i) At any time and from time to time after the Closing, upon the request of the Seller or the Purchaser to the other party, such party shall use commercially reasonable efforts to execute, acknowledge and/or deliver, and cause to be done, executed, acknowledged and/or delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, endorsements as may be reasonably required to facilitate the consummation of this Agreement and the Transition Services Agreement.

            (ii) In addition to the foregoing, the Purchaser agrees to make himself available for depositions, trial testimony or other related matters in connection with products developed by Twinlab Corporation or its Subsidiaries while the Purchaser was employed by the Seller. The Seller agrees to reimburse the Purchaser for all reasonable out-of-pocket expenses incurred in connection with the satisfaction of the Purchaser's obligations under this Section 3.7(ii).

                                   ARTICLE IV

                                 INDEMNIFICATION

      4.1 Survival of Representations, Warranties and Agreements.

            (a) Except as otherwise provided in this Section 4.1, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Affiliate of such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement.

            (b) The parties' representations and warranties in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and continue until 5:00 p.m., New York time, on the date that is two
(2) years following the date hereof.

      4.2 Indemnification.

            (a) The Seller agrees to indemnify and hold harmless the Purchaser against Indemnifiable Losses arising out of any material breach by the Seller of any of the representations, warranties or covenants of the Seller made herein. In addition, notwithstanding any other provision set forth herein, the Seller agrees that as to the Purchaser, the indemnification provisions set forth in the articles of incorporation and/or bylaws of Seller shall remain in full force and effect to the extent set forth therein.

            (b) The Purchaser agrees to indemnify and hold harmless the Seller, each Affiliate of the Seller, each Representative of the Seller, and the heirs, executors, successors, and assigns of any of the foregoing, against Indemnifiable Losses arising out of any material breach by the Purchaser of any of the representations, warranties or covenants of the Purchaser made herein or any other liability (excluding the Retained Liabilities) that the Seller incurs or may incur by reason of the operation of the business of ARP or its Affiliates by the Purchaser following the date hereof.

      4.3 Procedures Relating to Indemnification.

            (a) In order to be entitled to indemnification under this Article V in connection with a claim made by any Person against any other Person with respect to which that other Person (an "Indemnified Party") is entitled to indemnification pursuant to this Article V (any such claim, a "Third Party Claim"), that Indemnified Party must do the following:

                  (1) notify the Person or Persons obligated to indemnify it (the "Indemnifying Party") in writing, and in reasonable detail, of that Third Party Claim as soon as possible but in any event within ten (10) Business Days after receipt of notice of that Third Party Claim, except that any failure to give any such notification will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure; and

                  (2) deliver to the Indemnifying Party as soon as possible but in any event within ten (10) Business Days after the Indemnified Party receives them a copy of all notices and documents (including court papers) delivered to that Indemnified Party relating to that Third Party Claim.

            (b) In the event of a Third Party Claim against one or more Indemnified Parties, the Indemnifying Party may participate in the defense of that Third Party Claim and, if it so chooses, assume at its expense the defense of that Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party so elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of that Third Party Claim, except that if, under applicable standards of professional conduct, there exists a conflict on any significant issue between the Indemnified Party and the Indemnifying Party in connection with that Third Party Claim, the Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel to act with respect to that issue to the extent necessary to resolve that conflict. If the Indemnifying Party assumes defense of any Third Party Claim, the Indemnified Party will be entitled to participate in the defense of that Third Party Claim and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will be entitled to control that defense. If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties shall cooperate in the defense or prosecution of that Third Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third Party Claim, and making employees available on a reasonably convenient basis. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of that Third Party Claim that the Indemnifying Party recommends, except that the Indemnifying Party may not without the Indemnified Party's prior written consent agree to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term that each claimant or plaintiff give to the Indemnified Party a release from all liability with respect to that Third Party Claim. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, that Third Party Claim without the Indemnifying Party's prior written consent.

            (c) In order for any Indemnified Party to be entitled to any indemnification under this Agreement in respect of a claim that does not involve a Third Party Claim (a "Claim"), the Indemnified Party must reasonably promptly notify the Indemnifying Party of that Claim, and describe in reasonable detail the basis for that Claim, except that any failure to give any such notification will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure. If the Indemnifying Party does not dispute that the Indemnified Party is entitled to indemnification with respect to that Claim by notice to the Indemnified Party prior to the expiration of a thirty (30) Business Day period following receipt by the Indemnifying Party of notice of that Claim from the Indemnified Party, that Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of that liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date as the amount of the Claim (or any portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to the Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of the Claim and, if the Claim is not resolved through negotiations within thirty (30) Business Days following receipt by the Indemnifying Party of notice of that Claim from the Indemnified Party, the Indemnified Party may pursue such remedies as may be available to enforce its rights under this Agreement.

                                   ARTICLE V

                                  MISCELLANEOUS

      5.1 Notices. Every notice or other communication required or contemplated by this agreement must be in writing and sent by one of the following methods:
(1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or
(3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur upon receipt. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

      If to the Purchaser, to:

            Steve Blechman
            11 White Pine Lane
            Poquott, New York 11733
            Telecopier No.: (516) 663-6642 (c/o Norman M. Friedland, Esq.)

      with a copy to:

            Norman M. Friedland, Esq.
            Ruskin, Moscou, Evans & Faltischek, P.C.
            170 Old Country Road
            Mineola, New York 11501
            Telecopier No. (516) 663-6642

      If to the Seller, to:

            Twin Laboratories Inc.
            150 Motor Parkway, Suite 210
            Hauppauge, New York 11788
            Attention: Ross Blechman, Chief Executive Officer
            Telecopier No. (631) 630-3484

      with a copy to:

            Kramer Levin Naftalis & Frankel LLP
            919 Third Avenue
            New York, NY 10022
            Attention: Howard A. Sobel, Esq.
            Telecopier No.: (212) 715-8000

      5.2 Governing Law. This Agreement is governed by the laws of the State of New York, without giving effect to principles of conflict of laws

      5.3 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York, Country of Suffolk, or, if it has or can acquire jurisdiction, in the U.S. District Court for the Eastern District of New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.1. Nothing in this
Section 5.3, however, affects the right of any party to serve legal process in any other manner permitted by law.

      5.4 Successors and Assigns. This Agreement is binding upon the parties and each of their respective successors, heirs and permitted assigns.

      5.5 No Assignment. Neither party may assign to any Person any of his rights or obligations under this Agreement without the prior written consent of the other party, except that the Seller may assign this Agreement to any of its Subsidiaries without the prior written consent of the Purchaser and the Purchaser may assign this Agreement to a wholly-owned subsidiary of ARP formed after the date hereof without the prior written consent of the Purchaser.

      5.6 Counterparts; Facsimile Transmissions. This Agreement and the Transition Services Agreement may be executed in any number of counterparts, each of which when so executed, then delivered or transmitted by telefax, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

      5.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      5.8 Waivers and Amendments. This Agreement may be amended, superceded, canceled, renewed or extended, and the terms hereof may be waived, only by written instrument signed by the Purchaser and the Seller. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      5.9 Entire Agreement. Except as otherwise set forth herein, this Agreement and the other agreements referred to in this Agreement (including the Employment Agreement) constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including, but not limited to the Letter of Intent.

      5.10 Announcements; Confidentiality.

            (a) Neither the Seller nor the Purchaser shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which shall not be unreasonably withheld), except as may be required by applicable law.

            (b) In addition, except as provided in the immediately preceding paragraph or as required by law, without the prior written consent of the Seller, the Purchaser agrees that it will not, and will direct its representatives not to, disclose to any Person any of the terms, conditions or other facts with respect to this Agreement, including, but not limited to the resignation of the Purchaser.

      5.11 Rules of Construction. Unless the context otherwise requires: (a) "or" is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular; (c) "herein," "hereof," "hereto" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (d) any gender used in this Agreement shall be deemed to include the neuter, masculine and feminine genders; and (e) any reference to an Article, Section, Schedule or Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit attached to this Agreement unless the context otherwise provides.

      5.12 Expenses. Each party will be responsible for paying any costs incurred by it in connection with the transactions contemplated by this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      The parties are signing this Agreement on the date stated in the introductory clause.

                                             TWIN LABORATORIES  INC.,
                                             as Seller


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:



                                             -----------------------------------
                                             STEVE BLECHMAN,
                                             as Purchaser

                                    Exhibit A

                                   DEFINITIONS

            (a) "Affiliate" shall mean, with respect to any Person, the subsidiaries, executive officers, directors, and partners of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person

            (b) "ARP" has the meaning set forth in the preamble.

            (c) "ARP Property" means all property of ARP that is being acquired by the Purchaser pursuant to this Agreement and that is not the property of Twinlab Corporation or any of its Subsidiaries, specifically as set forth in Exhibit B hereto.

            (d) "Business Day" means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in the State of New York are authorized by law, regulation or executive order to close.

            (e) "Claim" shall have the meaning set forth in Section 4.3(c).

            (f) "Closing" shall have the meaning set forth in Section 1.2.

            (g) "Common Stock" shall have the meaning set forth in the preamble.

            (h) "Consent" means any approval, consent, ratification, waiver, or other authorization.

            (i) "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

            (j) "Deloitte" shall have the meaning set forth in Section 1.1(b).

            (k) "Effective Date" means May 31, 2001.

            (l) "Employment Agreement" has the meaning set forth in Section 3.1(a).

            (m) "Executive Positions" shall have the meaning set forth in the preamble.

            (n) "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States as of the date hereof.

            (o) "Governmental Body" means any (1) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            (p) "Indemnifiable Losses" means all losses, liabilities, taxes, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from Third Party Claims, incurred or suffered by an Indemnified Party, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' and experts' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the Indemnified Party's rights hereunder, net of any amounts recovered under any insurance policy.

            (q) "Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

            (r) "Letter of Intent" means the Letter of Intent dated May 22, 2001 between the Purchaser and the Seller.

            (s) "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            (t) "Medical Coverage Plans" means the medical plans offered to employees of Twinlab Corporation in Hauppauge, New York through General American and the dental plan offered by Cigna; provided, however, that the Medical Coverage Plans shall not include the Executive Medical Plan.

            (u) "Misdirected Funds" means and includes any revenues, collections or other amounts received by the Purchaser or any of its Affiliates in respect of (i) the publication of MD and any other publication of ARP prior to the date hereof and (ii) the publication of the July and August 2001 issues of MD.

            (v) "MD" means Muscular Development magazine, published monthly by ARP.

            (w) "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, arbitral tribunal, administrative agency, or other Governmental Body.

            (x) "Outside Director Plans" means the Twinlab Corporation 1999 Stock Incentive Plan for Outside Directors and the Twinlab Corporation Deferred Compensation Plan for Outside Directors.

            (y) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

            (z) "Pre-paid Expenses" means any and all pre-paid expenses determined in accordance with GAAP and reflected in the financial statements of the Seller as of the Effective Date that relate to the operations of ARP and which do not constitute Retained Expenses.

            (aa) "Pre-paid Expenses Certificate" shall have the meaning set forth in Section 1.1(b).

            (bb) "Pre-paid Expenses Resolution Date" shall have the meaning set forth in Section 1.1(b).

            (cc) "Purchase Price" shall have the meaning set forth in Section 1.1(a).

            (dd) "Purchaser" shall have the meaning set forth in the preamble.

            (ee) "Purchaser Dispute Notice" shall have the meaning set forth in
Section 1.1(b).

            (ff) "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.

            (gg) "Retained Expenses" shall have the meaning set forth in
Schedule 3.2.

            (hh) "Retained Liabilities" shall have the meaning set forth in
Section 3.2(a).

            (ii) "SEC" means the Securities and Exchange Commission of the United States.

            (jj) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

            (kk) "Seller" shall have the meaning set forth in the preamble.

            (ll) "Subsidiary" means with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent persons thereof is owned or controlled, directly or indirectly, by such Person; provided, however, as used in the Agreement, a Subsidiary of Twinlab Corporation shall not include ARP.

            (mm) "Third Party Claim" shall have the meaning set forth in Section 4.3(a).

            (nn) "Transition Services Agreement" means the Transition Services Agreement, between the Seller and the Purchaser of even date herewith, as the same may be amended, supplemented, restated, or otherwise modified from time to time, in the form attached hereto as Exhibit C.

            (oo) "Twinlab Corporation" shall have the meaning set forth in the preamble.

                                    Exhibit A

                          Transition Services Agreement

                                    Exhibit B

                                  ARP Property

2  G4 Macintosh Computers
1  G3 Macintosh Computer
1  Umax Astra 2200 Scanner
1  CD burner
1  Jaz Drive
1  HP Laserjet 8100
2  HP Laserjet 6 MP
2  21" Apple Monitors
1  35x20 Lightbox
2  Illustrator 8.0
1  Dreamweaver
2  Quark 4.0
2  Photoshops 5.5
1  HP Laserjet 4000N
1  HP Office jet (combo printer and fax)
1  Titanium Laptop
2  Mac Power PCs & Monitors
1  StudioStar AGFA scanner
1  Canon Laser Class 8500 fax
1  Canon 6551 copier
All operating systems software for the computers set forth on this Schedule 3.2. 1 Reception Table
1  Paper Storage Cabinet
2  Long Tables (Creative Services)
2  Corner Desks with File Cabinets and Accompanying Chairs
1  Large Cutting Board
1  Small Cutting Board
1  Adding Machine
1  Credit Card Machine

                                    Exhibit C

                          Transition Services Agreement

                                    Exhibit D

                              Employment Agreement

                                    Exhibit E

                    Agreement with American Botanical Counsel

                                  Schedule 3.2

                              Retained Liabilities

The following liabilities of ARP shall be retained by the Seller:

1. Any actual out-of-pocket cash costs and expenses payable by ARP in the ordinary course of business solely to the extent that such costs and expenses are directly related to (i) the publication of MD and any other publication of ARP prior to the date hereof and (ii) the publication of the July and August 2001 issues of MD (the "Retained Expenses").

2. All compensation and benefit obligations of employees of ARP prior to the date hereof.

3. The lawsuit captioned Michael and Midajah O'Hearn v. Advanced Research Press, Inc. Case No. INC019177, Superior Court of California (concerning an alleged violation of the O'Hearn's publicity rights). Notwithstanding anything to the contrary contained in this Agreement, the Purchaser covenants and agrees to use his best efforts to assist the Seller in defending the above-referenced lawsuit.


                                       25